                                                                   EXHIBIT 10.51

November 1, 2002


Sue Evans

Dear Sue:

This letter sets forth the substance of the separation agreement (the "Agreement") that Caliper Technologies Corp. (the "Company") is offering to you to aid in your employment transition.

      1. SEPARATION. Your last day of work with the Company and your employment termination date will be November 1, 2002 (the "Separation Date").

      2. TRANSITION PERIOD. From September 19, 2002 until the Separation Date (the "Transition Period"), you will continue to perform services for the Company in any area of your expertise as requested by Mike Knapp, to ensure a smooth transition of your job duties. You shall perform your job duties from home or at the Company's office upon the reasonable request of Mike Knapp. Although you will be providing services to the Company on a reduced schedule, you will be paid your full base salary during the Transition Period. You will have no authority, in the absence of the express written consent of the Chief Executive Officer of the Company ("CEO"), to bind the Company (or to represent that you have authority to bind the Company) to any contractual obligations, whether written, oral or implied. During the Transition Period, you will be paid your base salary, and you will be eligible for Company benefits, including the accrual of paid time off and flex leave, in accordance with Company policies and benefit plans.

      3. ACCRUED SALARY AND PAID TIME OFF. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused flex leave and vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.

      4. SEVERANCE PAYMENTS. Upon completion of the Transition Period, the Company will make severance payments to you in the form of continuation of your current base salary of $245,004 per annum until September 18, 2003 (the "Severance Payments"). As a condition of receiving the Severance Payments, on the Separation Date you must execute and allow to become effective the general release of claims attached hereto as Exhibit A (the "Separation Date Release"). The Severance Payments will be made via wire transfer on the last Friday of each calendar month commencing on November 29, 2002, provided that the final Severance Payment will be made on September 18, 2003. The Severance Payments will not be subject to standard payroll deductions and withholdings. You understand and agree that these Severance Payments and the other consideration provided herein are in lieu of any severance benefits or change of control payments or accelerated vesting specified in your November 13, 2001 offer letter as amended by the November 28, 2001 offer letter addendum (the "Offer Letter"). The Company will pay you the full amount of the Severance Payments regardless of whether or when you obtain any future employment.

      5. STOCK OPTIONS. Pursuant to the terms of your stock option grant agreement and the Company's applicable stock option plan, vesting of your stock options will cease on the last date of your employment. As part of this Agreement, your stock options will continue vesting subject to your continued employment through the Separation Date. Your right to exercise any vested shares and all other rights and obligations with respect to your stock options, will be as set forth in your stock option grant agreement and the Company's stock option plan.

      6. HEALTH INSURANCE. Your group health insurance coverage will terminate November 30, 2002. To the extent provided by the federal COBRA law and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. After the termination of your group health insurance coverage, if you timely elect continued coverage under COBRA and execute and allow to become effective the Separation Date Release, the Company will pay the COBRA premiums necessary to continue your current health care coverage through September 30, 2003.

      7. ACCESS TO VOICEMAIL. From the Separation Date until February 28, 2003, the Company will allow you to maintain your Company voicemail account. You agree and acknowledge that your continued use of Company voicemail is subject to the Company's policies regarding voicemail. You also agree that after the Separation Date you will not identify yourself as employed by or affiliated with the Company in your use of the Company's voicemail.

      8. EMAIL FORWARDING. From the Separation Date until September 30, 2003, the Company agrees to implement an email forwarding process to forward emails received at your Company email account to your new email account. You will not have access to Company email after the Separation Date. You agree and acknowledge that your receipt and transmission of email with your Company email address is subject to the Company's policies regarding use of email. You agree and acknowledge that email sent to your Company email address is the property of the Company and the Company may monitor the email to ensure that business issues are being addressed. You also agree to forward to the Company any emails relating to Company business matters.

      9. USE OF TECHNICAL PRESENTATION MATERIALS. After the Separation Date, you may continue to use those certain technical presentation materials that contained publicly disclosed Company information which you used in previous professional and industry presentations. Because your presentation of those materials may be mutually beneficial, we will work together to update those materials with additional publicly disclosed information, as and when you and the Company mutually deem it appropriate.

      10. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, bonus, severance or benefits after the Separation Date.

      11. EXPENSE REIMBURSEMENTS; INDEMNIFICATION. You agree that, within ten
(10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. Any expenses submitted beyond ten (10) days after the Separation Date will not be reimbursed. You shall be and remain covered under the Company's directors' and officers' liability and other applicable insurance policies for any acts or omissions in the course and scope of your duties performed on behalf of the Company while employed by it. The Company agrees that it shall, to the maximum extent provided in the Company's by-laws and certificate of incorporation, indemnify, defend, and hold you harmless from and against any and all actions, claims, liabilities, fees and expenses relating to any acts or omissions in the course and scope of your duties performed on behalf of the Company while employed by it. To the extent that the Company settles any claims relating to any acts or omissions in the course and scope of your duties performed on behalf of the Company while employed by it, the Company shall cause you to be fully released and receive a covenant not to sue from the claimant(s) involved.

      12. RETURN OF COMPANY PROPERTY. You agree that, by the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to: Company files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree to make a diligent search to ensure that you have returned all such property, wherever it is located. The Company will allow you to retain the laptop computer belonging to the Company and currently in your possession until the Separation Date for the purpose of performing your duties during the Transition Period. YOUR TIMELY RETURN OF ALL SUCH COMPANY DOCUMENTS AND OTHER PROPERTY IS A CONDITION PRECEDENT TO YOUR RECEIPT OF THE BENEFITS PROVIDED UNDER THIS AGREEMENT.

      13. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement a copy of which is attached hereto as Exhibit B.

      14. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (c) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. By way of example, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

      15. NONDISPARAGEMENT; REFERENCE/PUBLIC STATEMENT. Both you and the Company, through its officers and directors, agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

      16. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

      17. RELEASE. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, except for (a) the Company's breach of this Agreement, (b) your rights to indemnification under applicable law, the Company's by-laws and any directors and officers insurance policies maintained by the Company, and (c) your vested rights under the Company's applicable stock option plans, 401(k) and/or other retirement plans, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to:
(1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company;
(3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including but not limited to claims arising under or related to the Offer Letter; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended).

      In exchange for the consideration under this Agreement to which the Company would not otherwise be entitled, except for your breach of this Agreement, and except for any Unknown Misconduct (as defined below), if any, the Company hereby generally and completely releases you and your agents, attorneys, heirs, successors, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to:
(1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including but not limited to claims arising under or related to the Offer Letter; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims. As used herein, the term "Unknown Misconduct" shall mean willful misconduct by you in the course of or during the term of your employment with the Company, or other action by you outside the scope of your authority on behalf of the Company, which misconduct or action results in material liability of the Company to a third party, including but not limited to any governmental agency, and of which no other officer or director of the Company had or has knowledge as of the date of this Agreement.

      18. RELEASE OF ADEA CLAIMS. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement (although you may choose not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you (the "Effective Date").

      19. SECTION 1542 WAIVER. In granting the release herein, which includes claims which may be unknown to you at present, both parties acknowledge that they have read and understand Section 1542 of the California Civil Code:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Both Parties hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

      20. SEPARATION DATE RELEASE. In exchange for consideration under this Agreement to which you would otherwise not be entitled, on the Separation Date, you agree to execute and allow to become effective the Separation Date Release attached as Exhibit B as a condition of receipt of Severance Payments and COBRA reimbursement as provided in this Agreement. Upon its acceptance of the Separation Date Release, the Company shall be deemed to have re-executed its release of you contained herein, effective through and including the Separation Date.

      21. MISCELLANEOUS. The Company shall reimburse you for your reasonable attorney's fees incurred in connection with this Agreement, up to a maximum of $2,000. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including but not limited to the Offer Letter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me. On the Separation Date, please sign the Separation Date Release and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

CALIPER TECHNOLOGIES CORP.

By: /s/ James L. Knighton
   -----------------------------------------------------------
         James L. Knighton
         President

Exhibit A - Separation Date Release

Exhibit B - Proprietary Information and Inventions Agreement

Agreed and Accepted:


/s/ Sue Evans
--------------------------------------------------------------
Sue Evans

                                    EXHIBIT A

                             SEPARATION DATE RELEASE

I understand that, pursuant to the separation letter agreement between me and the Company, which I signed on November 19, 2002 (the "Agreement"), I am required to sign this Separation Date Release ("Release") as a condition for receiving the Severance Payments, COBRA reimbursement, and other consideration under the Agreement to which I am not otherwise entitled. I further understand that, regardless of whether I sign this Release, the Company will pay me all accrued salary, vacation and flex leave earned through my termination date, to which I am entitled by law.

Except for (a) the Company's breach of the Agreement, (b) my rights to indemnification under applicable law, the Company's by-laws and any directors and officers insurance policies maintained by the Company, and (c) my vested rights under the Company's 401(k) or other retirement plans, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to:
(1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company;
(3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 ("ADEA"), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Release; (c) I have has at least twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by me, provided that the Company has also executed this Release by that date ("Separation Date Release Effective Date").

I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

HAVING READ AND UNDERSTOOD THE FOREGOING, I HEREBY AGREE TO THE TERMS AND CONDITIONS STATED ABOVE.

/s/ Sue Evans                 November 19, 2002
-----------------------       --------------------------------------------
Sue Evans                     Date

                                    EXHIBIT B

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                           CALIPER TECHNOLOGIES CORP.

                        EMPLOYEE PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT

      In consideration of my employment or continued employment by CALIPER TECHNOLOGIES CORP. (the "COMPANY"), and the compensation now and hereafter paid to me, I hereby agree as follows:



NONDISCLOSURE

      1.1 RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

      1.2 PROPRIETARY INFORMATION. The term "PROPRIETARY INFORMATION" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "PROPRIETARY INFORMATION" includes (a) trade secrets, inventions, ideas, processes, formulas, products, formulations, developmental or experimental work, publications, clinical data, test data, methods, samples, media and/or call lines, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "INVENTIONS"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

      1.3 THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("THIRD PARTY INFORMATION") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

      1.4 NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.    ASSIGNMENT OF INVENTIONS.

      2.1 PROPRIETARY RIGHTS. The term "PROPRIETARY RIGHTS" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

      2.2 PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "PRIOR INVENTIONS"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

      2.3 ASSIGNMENT OF INVENTIONS. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this
Section 2, are hereinafter referred to as "COMPANY INVENTIONS."

      2.4 NONASSIGNABLE INVENTIONS. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "SECTION 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

      2.5 OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under
Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

      2.6 GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

      2.7 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

      2.8 ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

      In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

      10.1 GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

      10.2 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

      10.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

      10.4 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

      10.5 EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

      10.6 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

      10.7 ENTIRE AGREEMENT. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

      This Agreement shall be effective as of the first day of my employment with the Company, namely: _____________, 200__.

      I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:
      ------------------------------

------------------------------------------------
SIGNATURE

------------------------------------------------
(PRINTED NAME)

ACCEPTED AND AGREED TO:

CALIPER TECHNOLOGIES CORP.

By:
     -----------------------------------------------------

Title:
        --------------------------------------------------

----------------------------------------------------------
(Address)

                                    EXHIBIT A

                         LIMITED EXCLUSION NOTIFICATION

      THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

      (1) Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

      (2) Result from any work performed by you for the Company.

      To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

      This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

      I ACKNOWLEDGE RECEIPT of a copy of this notification.

                                         By:
                                            ------------------------------------
                                                  (Printed Name of Employee)

                                        Date:
                                             -----------------------------------



WITNESSED BY:

-------------------------------------
(Printed Name of Representative)

Dated:
      -----------------------------------------------

                                    EXHIBIT B

TO:   CALIPER TECHNOLOGIES CORP.

FROM: --------------------------

DATE: --------------------------

SUBJECT: PREVIOUS INVENTIONS

      1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Caliper Technologies Corp. (the "COMPANY") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

      [ ]   No inventions or improvements.

      [ ]   See below:

            ----------------------------------------------------

            ----------------------------------------------------

            ----------------------------------------------------

[ ]   Additional sheets attached.

      2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

        INVENTION OR IMPROVEMENT              PARTY(IES)                          RELATIONSHIP

1.      -------------------------------       -----------------------             ------------------

2.      -------------------------------       -----------------------             ------------------

3.      -------------------------------       -----------------------             ------------------


[ ]   Additional sheets attached.



                                      B-1